EXHIBIT 99(a)


                               PHARMOS CORPORATION
                         CORPORATE GOVERNANCE GUIDELINES



         The following corporate governance guidelines have been adopted by the Board of Directors of Pharmos Corporation, upon the recommendation of the Board's Governance and Nominating Committee, to promote the effective functioning of the Board. These guidelines are intended to set forth general guidance for the functioning of the Board and should not be viewed as a set of legally binding obligations. The Board may, from time to time, modify these guidelines or approve deviations from these guidelines as it deems appropriate.

1.     Matters Relating to Board Composition

       1.1. Mix of Independent and Inside Directors. A majority of the directors should be "independent" within the meaning of the rules of the Nasdaq Stock Market. The Board believes that it is useful and appropriate to have members of senior management as directors.

       1.2.   Qualifications for Directors.

              1.2.1. The members of the Board should collectively possess a broad range of experience, skills, expertise, and knowledge useful to the effective oversight of the Company's business.

              1.2.2. The general factors to be considered in evaluating a prospective candidate to the Board should include:

                     o    business or other relevant experience;

                     o    expertise, skills and knowledge;

                     o    integrity and reputation;

                     o the extent to which the candidate will enhance the objective of having directors with diverse viewpoints, backgrounds, expertise, skills and experience;

                     o willingness and ability to commit sufficient time to Board responsibilities; and

                     o qualification to serve on specialized Board committees--such as the Audit Committee or Compensation Committee.

              1.2.3. At least one director should qualify as an "audit committee financial expert" within the meaning of SEC rules.

              1.2.4. The Board has delegated to the Goveranance and Nominating
                     Committee certain responsibilities relating to the evaluation, recruitment and screening of prospective candidates to the Board. However, the Board retains final authority for determining those individuals that will be nominees for election to the Board.

              1.2.5. It is expected that the members of the Governance and
                     Nominating Committee will consider input from other members of the Board.

              1.2.6. The Governance and Nominating Committee has sole authority to (i) retain and terminate any search firm to be used to identify director candidates and (ii) approve the search firm's fees and other retention terms.

              1.2.7. The Board has not established term limits or a mandatory retirement age for directors.

       1.3. Invitation to Join Board. The invitation to join the Board should be extended by the Board via the Chairman or any other director approved by the Board.

2.     Compensation of Directors

       2.1. Directors who are executive officers of the Company should not be paid additional compensation for serving on the Board.



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       2.2.   The Board has authority to establish the amount and form of director compensation.

       2.3. The general factors to be considered in establishing director compensation include:

                    o the Board's assessment of the level of compensation required to recruit and retain qualified directors;

                    o    compensation practices at other companies; and

                    o the estimated time that directors are expected to devote to their duties.

3.     General Responsibilities of the Board.

       3.1. The business and affairs of the Company are managed by or under the direction of the Board in accordance with Nevada law. In performing their duties, directors are expected to exercise their business judgment in the best interests of the Company.

       3.2.   The primary responsibilities of the Board are:

                    o overseeing the performance of management and providing counseling and direction to management;

                    o reviewing and, where appropriate, approving the Company's major financial objectives, strategic and operating plans and actions;

                    o overseeing the processes for maintaining the integrity of the Company's financial statements and compliance with applicable legal requirements;

                    o selecting, regularly evaluating the performance of, and approving the compensation of the Company's executive officers (acting through the Compensation Committee with respect to compensation);

                    o succession planning with respect to the position of CEO and monitoring management's succession planning for other senior executives; and

                    o    approving the nominees for election to the Board.

       3.3. The Board may delegate its responsibilities to one or more committees of the Board to the fullest extent permitted by applicable law.

       3.4. In performing its functions, the Board shall be entitled to rely on the advice, reports and opinions of counsel, accountants, auditors and other expert advisors.

4.     Operation of Board

       4.1. Selection of Chairman. The Board should select a Chairman from among its members. The CEO may serve as Chairman.

       4.2.   Meetings.

              4.2.1. The Board should hold at least four regularly scheduled meetings each year, of which at least two meetings should be in person rather than by telephone conference call, and such additional meeting as may be required to discharge its responsibilities.

              4.2.2. The agenda for each meeting should be established by the
                     Chairman and CEO. Any director may suggest the inclusion of additional items on the agenda.

              4.2.3. Each director is expected to make reasonable effort to regularly attend meetings of the Board and meetings of each committee on which the director serves.

              4.2.4. If any materials relevant to an upcoming meeting is circulated to directors, each director is expected to review such materials prior to the meeting.



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4.3.   Executive Sessions of the Board.

              4.3.1. The non-management directors should, at least twice a year, meet in executive session without the presence of management. Non-management directors who do not qualify as "independent" may participate in these meetings. However, at least once a year, the independent directors should meet in executive session without the presence of either management or the non-independent directors.

              4.3.2. The purpose of the executive session meetings is to facilitate free and open discussion among the participants. Accordingly, the participants may determine that the minutes of these meetings not record the substance of the discussions.

              4.3.3. The Chairman of the Audit Committee (or such other
                     independent director as may be selected by the Board) should preside over the executive session meetings of the Board.

5.     Committees of the Board.

       5.1. The Board should establish and maintain such committees of the Board as are required by the rules of the Nasdaq Stock Market and SEC and any additional committees it deems appropriate. Each committee shall have the responsibilities set forth in its Charter and/or the authorizing resolution for such committee.

       5.2. Each member of the Audit Committee, Compensation Committee and Governance and Nominating Committee should meet the independence and other applicable requirements of the rules of the Nasdaq Stock Market. At lease one member of the Audit Committee should be an "audit committee financial expert" within the meaning of SEC rules.

6. Access to Management and Employees. Each director should be free to contact or meet with the Company's management and other employees as often as the director deems necessary or advisable. However, in order to avoid disruption of the Company's operations, contact with non-management employee should be coordinated through management.

7. Access to Advisors. Directors should have access to the Company's advisors. To the extent that the Board deems it necessary or appropriate, the Board may also retain independent advisors to assist the Board. The Company will pay the fees and expenses of any advisors retained by the Board.

8.     Orientation and Continuing Education

       8.1. The Chief Executive Officer or Chief Financial Officer should provide an orientation session for each new director. This session should generally be held within two months after a director is first elected to the Board. This session should give new directors the opportunity to gain familiarity with, among other things, the Company's strategic plans, financial statements, significant financial, accounting and risk management issues, principal officers, and Code of Conduct.

       8.2. Management should on a regular basis arrange for presentations to be made to the Board on matters relevant to the Company and its business.

9. Assessment of Board Performance. The Board should conduct a self-evaluation at least annually to determine whether it and its committees are functioning effectively. The Governance and Nominating Committee should coordinate and oversee this process.

10.    Assessment of Executive Performance.

       10.1. The Board should evaluate the CEO's performance at least annually. This evaluation should be conducted at an executive session of non-management directors. The results of the evaluation should be communicated to the CEO by the Chairman of the Compensation Committee.

       10.2. The CEO should report to the Board at least annually on the performance of the other executive officers of the Company.

11. Succession Planning. The Board should review and approve a succession plan at least annually. The plan should address, among other things, CEO succession in the ordinary course of business and CEO succession in the event of an unexpected departure by the CEO.



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12.    Speaking on Behalf of the Company. The Board believes that management should speak for the Company. Accordingly, non-management directors should generally refer inquiries from the press and others to management. If a situation does arise in which it seems necessary for a non-management director to speak for the Company, the director should consult with the CEO.








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